Exhibit 10.98: Steven Berkowitz 2012 Management Incentive Plan

Steve Berkowitz
2012 Management incentive Plan

Under the Move, Inc. 2012 Management Incentive Plan (the “Bonus Plan”), you will be eligible to receive a performance bonus based upon achievement of performance objectives. Your bonus may be up to the following amounts:

Sixty percent (60%) will be based on Company financial performance and forty percent (40%) will be based on individual performance objectives, provided that the Company must exceed the Threshold Performance Level for a bonus to be payable under the Bonus Plan. Your target bonus for 2012 is 100% of your 2012 annual base salary (“Target Bonus”). Your Target Bonus is your expected bonus amount assuming acceptable satisfaction of your objectives achievement of all of the corporate and all of your individual performance objectives. Your bonus may be above the target bonus performance level (see below) based on achievement over and above stated performance objectives.

At or below Threshold Performance Level:	0% of Target Bonus

At Target Performance Level:	100% of Target Bonus (60% for Company financial performance; 40% for individual performance)

Above Target Performance Level:	200% (maximum) of Target Bonus (60% for Corporate Financial Performance; 40% for Individual Performance)

Achievement in between levels will be calculated according to the bonus formula described below.

Individual Performance Objectives

Your expected bonus for the individual performance objectives is 40% of your Target Bonus (at acceptable satisfaction of your objectives). Your performance will be assessed by the Management Development and Compensation Committee based on how you delivered against your individual performance objectives.

Company Financial Performance Element

The Company financial performance will be determined based on a financial matrix that includes 2012 EBITDA and Revenue components. A copy of the financial matrix is being provided to you in connection with this Bonus Plan. Final determination of any and all bonus awards is subject to Management Development and Compensation Committee approval.

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Steve Berkowitz

Payment of any bonus award shall be based on the Company’s overall financial position at the time performance is reviewed by the Management Development and Compensation Committee. Final approved bonuses, as applicable, will be paid after year-end close (i.e., the bonus is annual, not quarterly).

General Terms & Conditions:

These general terms and conditions apply to the Bonus Plan and any and all applicable payments under the Bonus Plan. To the extent that these general terms and conditions conflict with any other terms of this Bonus Plan, these general terms and conditions shall control.

Participant must be employed on the Bonus Plan payment date (“Payment Date”) to be eligible to receive a bonus. The Payment Date will be no later than April 15, 2013.

Any participants who become employed after January 1, 2012 will have their payout pro-rated based on the number of days employed in 2012, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date.

Employees who go on a leave of absence, including disability, will have any potential bonus payment pro-rated based on actual days of full service employment in 2012, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date. Vacation, normal sick leave and jury duty will not cause a pro-ration.

The Company reserves the right to amend the Bonus Plan at any time with or without notice, and all payments under the Bonus plan are at the sole discretion of senior management, except as subject to the Management Development and Compensation Committee approval.

Participation in the Bonus Plan does not change your at-will employment status at Move. This means that unless expressly agreed otherwise in writing signed by the Chairman of the Board of Directors of Move and you, both you and the Company retain the right to end your employment relationship at any time with or without notice, with or without cause.

Your signature below indicates that you have received, read and understand the Bonus Plan.

/s/ Steven Berkowitz	May 19, 2012
Name	Date

Steven Berkowitz
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